UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

CST Brands, Inc., a Delaware corporation (“CST Brands”) (NYSE: CST), owns and controls the general partner (the “General Partner”) of CrossAmerica Partners LP (“CrossAmerica”) (NYSE: CAPL), a publicly traded Delaware limited partnership.

Drop Down of Fuel Supply Interests and NTIs

On June 15, 2015, CST Brands entered into a Fuel Supply Contribution Agreement (the “Fuel Contribution Agreement”) with CrossAmerica and CST Services LLC (“CST Services”), an indirect wholly owned subsidiary of CST Brands, pursuant to which CST Services will contribute a 12.5% limited partner interest in CST Fuel Supply LP (“CST Fuel”) to CrossAmerica in exchange for aggregate consideration of approximately $126.0 million, to be paid as follows: (a) 3,303,208 common units representing limited partner interests in CrossAmerica (“Common Units”), the value of which is based on a price per Common Unit equal to the volume-weighted average trading price per Common Unit on the New York Stock Exchange for the 20-day trading period ending on the last business day immediately prior to the execution date of the Fuel Contribution Agreement, and (b) cash in the amount of $17,527,610.

Also on June 15, 2015, CST Brands entered into a Real Estate Contribution Agreement (the “NTI Contribution Agreement”) with CST Diamond Holdings LLC, Skipper Beverage Company, LLC, CST Shamrock Stations, Inc., CST Arizona Stations, Inc. and Big Diamond, LLC (collectively, the “CST Subsidiaries”), CrossAmerica and Lehigh Gas Wholesale Services, Inc. (“LGWS”) pursuant to which certain of the CST Subsidiaries will contribute the membership interests in newly formed entities that will hold the real property associated with 29 “new to industry” stores (the “NTIs”) to CrossAmerica in exchange for aggregate consideration of approximately $135.5 million, to be paid a follows: (a) 338,098 Common Units, the value of which is based on a price per Common Unit equal to the volume-weighted average trading price per Common Unit on the New York Stock Exchange for the 20-day trading period ending on the last business day immediately prior to the execution date of the NTI Contribution Agreement, and (b) cash in the amount of $124,397,390.

The transactions contemplated by the Fuel Contribution Agreement and NTI Contribution Agreement are conditioned upon one another and, subject to customary closing conditions, including the availability of sufficient borrowing capacity under CrossAmerica’s credit facility, are expected to close simultaneously during the third quarter of 2015.

Fuel Supply Contribution

Pursuant to the Fuel Contribution Agreement, CrossAmerica will acquire a 12.5% limited partner interest in CST Fuel, increasing CrossAmerica’s total interest in CST Fuel to 17.5%.

CST Fuel owns 100% of the issued and outstanding membership interests in CST Marketing and Supply LLC (“CSTMS”), which is a party to a fuel supply agreement with Valero Energy Corporation. CSTMS is also a party to a fuel distribution agreement with CST Services and certain subsidiaries of CST Services (such subsidiaries, the “Purchasers”), pursuant to which CSTMS, on an annual basis for at least 10 years from January 1, 2015, sells and delivers to the Purchasers no less than 1.57 billion gallons of branded and unbranded motor fuels at a fixed net margin of $0.05 per gallon for resale at retail sites operated by the Purchasers.

CST Brands and CrossAmerica have made customary representations, warranties and covenants in the Fuel Contribution Agreement. The Fuel Contribution Agreement also provides for indemnification by CrossAmerica and its subsidiaries and by CST Brands and its affiliates (other than CrossAmerica and its subsidiaries) to each other under certain circumstances; provided, however, that neither CrossAmerica and its subsidiaries nor CST Brands and its affiliates shall be liable to the other for losses in excess of 20% of the dollar value of the aggregate consideration paid under the Fuel Contribution Agreement as of the closing date, subject to certain exceptions.

NTI Contribution

Pursuant to the NTI Contribution Agreement, certain of the CST Subsidiaries will sell to CrossAmerica the membership interests in three newly formed entities (the “NTI Entities”) that hold, collectively, the real property associated with the 29 NTIs (excluding the underground storage tanks). Immediately after such acquisition, CrossAmerica will contribute the membership interests in the NTI Entities to LGWS.

After the closing, the NTI Entities will lease the real property associated with the NTIs back to certain subsidiaries of CST Brands, who will continue to operate the sites pursuant to a triple net lease at a lease rate of 7.5%. Each lease will have a ten-year initial term and provide for additional renewal terms, subject to predetermined increases in the lease rate. Pursuant to a separate guaranty agreement, CST Brands will guarantee the CST Subsidiaries’ payments under each lease.

CST Brands, the CST Subsidiaries, CrossAmerica and LGWS have made customary representations, warranties and covenants in the NTI Contribution Agreement. The NTI Contribution Agreement also provides for indemnification by CrossAmerica, LGWS and the NTI Entities and by CST Brands and the CST Subsidiaries to each other under certain circumstances, provided, however, that neither CrossAmerica, LGWS and the NTI Entities nor CST Brands and the CST Subsidiaries shall be liable to the other for losses in excess of 20% of the dollar value of the aggregate consideration paid under the NTI Contribution Agreement as of the closing date, subject to certain exceptions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Gérard J. Sonnier
By:	Gérard J. Sonnier
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: June 15, 2015